EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (nos. 333-182617 and 333-189884) of Neptune Wellness Solutions Inc., of our report dated July 7, 2022, with respect to the consolidated financial statements of Neptune Wellness Solutions Inc. as of and for the year ended March 31, 2021 included in this Annual Report on Form 10-K for the year ended March 31, 2022.

/s/ Ernst & Young LLP

Montreal, Canada

July 7, 2022